Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Macy's, Inc.:

We consent to the use of our report dated March 28, 2008, with respect to the consolidated balance sheets of Macy's, Inc. and subsidiaries as of February 2, 2008 and February 3, 2007 , and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three fiscal years in the period ended February 2, 2008, and the effectiveness of internal control over financial reporting as of February 2, 2008, incorporated herein by reference.

Our report on the consolidated finanical statements refers to the adoption of the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," and the measurement date provision of Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," in fiscal 2007, and the provisions of Statement of Financial Accounting Standard No. 123R, "Share Based Payment," and the recognition and related disclosure provisions of the Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," in fiscal 2006.

/s/ KPMG LLP

Cincinnati, Ohio
September 26, 2008

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Macy's, Inc.:

We consent to the use of our report dated June 30, 2008, with respect to the statements of net assets available for benefits of the Macy's, Inc. Profit Sharing 401(k) Investment Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule of Form 5500, Schedule H, line 4i- Schedule of Assets (Held at End of Year) as of December 31, 2007, incorporated herein by reference.

/s/ KMPG LLP

Cincinnati, Ohio
September 26, 2008